UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*

                              THE YORK GROUP, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   986632 10 7
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less or such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       Page 1 of 8 Pages                        SEC 1745 (12-91)

                                  SCHEDULE 13G


CUSIP NO.  986632 10 7                                   PAGE  2  OF  8   PAGES
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    1
           Elder Group, Inc.
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (A) |_|
    2                                                                    (B) |_|
--------------------------------------------------------------------------------
         SEC USE ONLY
    3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OR ORGANIZATION
    4      Michigan

--------------------------------------------------------------------------------
         NUMBER OF       5      SOLE VOTING POWER
          SHARES                     699,600
       BENEFICIALLY   ----------------------------------------------------------
         OWNED BY               SHARED VOTING POWER
           EACH          6              0
         REPORTING    ----------------------------------------------------------
          PERSON                SOLE DISPOSITIVE POWER
           WITH          7           699,600
                      ----------------------------------------------------------
                                SHARED DISPOSITIVE POWER
                         8              0

--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9          699,600
--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   10
                                                                      [ ]
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)
   11               8.44%

--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON*
   12               CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

CUSIP NO.  986632 10 7                                    PAGE  3  OF  8  PAGES
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    1
           Bruce E. Elder
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                    (B) |_|
    2
--------------------------------------------------------------------------------
         SEC USE ONLY
    3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OR ORGANIZATION
    4      U.S.A.

--------------------------------------------------------------------------------
         NUMBER OF       5      SOLE VOTING POWER
          SHARES                     0
       BENEFICIALLY   ----------------------------------------------------------
         OWNED BY               SHARED VOTING POWER
           EACH          6         699,600
         REPORTING    ----------------------------------------------------------
          PERSON                SOLE DISPOSITIVE POWER
           WITH          7            0
                      ----------------------------------------------------------
                                SHARED DISPOSITIVE POWER
                         8         699,6000

--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9          699,600
--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   10
                                                                       [ ]
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)
   11          8.44%

--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON*
   12           CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

CUSIP NO.  986632 10 7                                     PAGE  4  OF  8  PAGES

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    1
           Alan H. Elder
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (A) |_|
                                                               (B) |_|
    2
--------------------------------------------------------------------------------
         SEC USE ONLY
    3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OR ORGANIZATION
    4      U.S.A.

--------------------------------------------------------------------------------
         NUMBER OF       5      SOLE VOTING POWER
          SHARES                     0
       BENEFICIALLY   ----------------------------------------------------------
         OWNED BY               SHARED VOTING POWER
           EACH          6        699,600
         REPORTING    ----------------------------------------------------------
          PERSON                SOLE DISPOSITIVE POWER
           WITH          7           0
                      ----------------------------------------------------------
                                SHARED DISPOSITIVE POWER
                         8        699,600

--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9          699,600
--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   10
                                                                           [ ]
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)
   11               8.44%

--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON*
   12               CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1.

(a)        Name of Issuer

                     The York Group, Inc.

(b)        Address of Issuer's Principal Executive Offices

                     9430 Old Katy Road
                     Houston, Texas  77055

ITEM 2.

(a)        Name of Person Filing

                     (A)  Elder Group, Inc.
                     (B)  Bruce E. Elder
                     (C)  Alan H. Elder

(b)        Address of Principal Business Office

                     394 Olivewood Court
                     Rochester, Michigan 48306

(c)        Place of Organization

                     (A) Michigan
                     (B)  U.S.A.
                     (C)  U.S.A.

(d)        Title of Class of Securities

                     Common Stock

(e)        CUSIP Number

                     986632 10 7

ITEM 3.

           Not Applicable

ITEM 4.

(a)        Amount Beneficially Owned

                     699,600

(b)        Percent of Class

                     8.44%

(c)        Number of Shares as to which such person has:

           (i)       sole power to vote or direct the vote:

                               (A) 699,600
                               (B)  -0-
                               (C)  -0-
           (ii)      shared power to vote or to direct the vote:

                               (A)  -0-
                               (B) 699,600
                               (C) 699,600

           (iii)     sole power to dispose or to direct the disposition of:

                               (A) 699,600
                               (B)  -0-
                               (C)  -0-

           (iv)      shared power to dispose or to direct the disposition of:

                               (A)  -0-
                               (B) 699,600
                               (C) 699,600

           Bruce E. Elder and Alan H. Elder are joining in this Schedule 13G and reporting beneficial ownership of the same securities beneficially owned by Elder Group, Inc. as a result of their respective positions with Elder Group, Inc.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

           Not Applicable

ITEM 10.  CERTIFICATION

           Not Applicable

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              ELDER GROUP, INC.

                                          /s/ BRUCE E. ELDER
                                              Bruce E. Elder, President

                                              Date: February 14, 1997

                                          /s/ BRUCE E. ELDER
                                              Bruce E. Elder

                                              Date: February 14, 1997

                                          /s/ ALAN H. ELDER
                                              Alan H. Elder

                                              Date: February 14, 1997